Exhibit 5.1

Yaron Tikotzky, Adv. (CPA)*

Eli Doron, Adv. & Notary

Ronen Kantor, Adv.

Amit Gross, Adv. & Notary

Giora Gutman, Adv.

Rami Arie, Adv. (CPA)

Rachel (Goren) Cavallero, Adv.

Gil Mor, Adv. & Notary**

Sharon Fishman, Adv. & Notary

Efrat Hamami, Adv.

Tamir Kalderon, Adv.

Asaf Gershgoren, Adv. & economist

Efi Ohana, Adv. & economist

Asaf Hofman, Adv. & economist

Moti Philip, Adv.

Shai Glikman, Adv.

Rotem Nissim, Adv.

Hadas Garoosi, Adv.

Shmulik Cohen, Adv.

Izhak Lax, Adv.

Amit Moshe Cohen, Adv.

Shimon Gros, Adv. & Notary

Shahar Noah, Adv. (Tax advisor)

Igal Rosenberg, Adv.

Ori Perel, Adv.

Shai Pnini, Adv.

Sandrine Dray, Adv. Mediator & Notary***

Nahi Hamud, Adv.

Yair Messalem, Adv.

Maayan Peled, Adv.

Liav Menachem, Adv. Notary & Mediator

Israel Asraf, Adv. & Notary

Gali Ganoni, Adv.

Odelia Cohen-Schondorf, Adv.

Yana Shapiro Orbach, Adv.

Roy Galis, Adv.

Oren Geni, Adv.

Moran Ovadia, Adv.

Sonny Knaz, Adv.

Bat-El Ovadia, Adv.

Aharon Eitan, Adv.

Rania Elime, Adv.

Haim Pesenzon, Adv.

Shaike Rakovsky, Adv.

Ronit Rabinovich, Adv.

Iris Borcom, Adv.

Omri Alter, Adv.

Shira Ben dov levi, Adv.

Inbal Naim, Adv.

Yonatan Gamarnik, Adv.

Ben Mugraby, Adv.

Shirli Shlezinger, Adv.

Michael Misul , Adv.

Jacob Bayarsky, Adv. & economist

Matan Hemo, Adv.

Tamir Shenhav, Adv.

Adi Ben yair- Yosef, Adv

Moshe Zoaretz, Adv.

Nina Aharonov, Adv.

Rozit kabudi Doron, Adv.

Doron Pesso, Adv.

Adi Barnes-Ovdat, Adv.

Omri Yacov, Adv.

Noy Keren, Adv.

Liat Ingber, Adv.

Lipaz Elimelch-Karni, Adv.

Eli Hirsch, Adv.

Maayan Gadalov,Adv.

Dov Alter, Adv.

Monica kevorkian karawani, Adv.

Shahaf Zuker, Adv.

Alexey Kvaktoun, Adv.

Elinor Yaakobi, Adv.

Dor Elkrif; Adv.

Netanel Rozenberg, Adv.

Gil Friedman, Adv.

Hadar Raz, Adv.

Ilia Parkhomyuk, Adv.

Dana Hofman, Adv.

shirly Lipovetsky, Adv.

Yamit Halperin, Adv.

Moran Alezra, Adv.

Elinor Palma, Adv.

Lidor Amar, Adv.

Tali Kadosh, Adv.

Rami Zoabi, Adv.

Michelle Zohar-Peer, Adv.

Barak Harari, Adv.

Ayala Meidan-Greenshpan, Adv.

Coral Opal, Adv.

Eden Eliad, Adv.

Eli Kulas. Adv. Notary & Mediator – Of Counsel

Eli Chenchinski, Adv. - Of Counsel

Yaacov Wagner, Senior judge (retired), Adv.- L.L.M, Mediator & Arbitrator- Of Counsel

Jan Robinsohn, M.Jur. Adv. & Notary - Of Counsel

****

Giora Amir (1928-2020)

June 25, 2024

The Bank of New York Mellon

240 Greenwich Street

New York, NY 10286

We have acted as Israel counsel to SaverOne 2014 Ltd., a company organized under the laws of Israel (the “Company”), in connection with the offer and sale by the Company of 12,555,555 of the Company’s ordinary shares, par value NIS 0.01 per share, (the “Offered Shares”), to be represented by 2,511,111 American Depositary Shares (the “Offered ADSs”), in a concurrent private placement. Capitalized terms used herein and not otherwise defined shall have the meaning assigned to them in the Securities Purchase Agreement dated June 20, 2024 (the “Purchase Agreement”) by and between the Company and the investors parties thereto (the “Purchaser”).

In connection with the opinions expressed herein, we have made such examination of law as we considered appropriate or advisable for purposes hereof.

As Israeli counsel to the Company, we have reviewed the Articles of Association of the Company, the Company's filings with the Tel Aviv Stock Exchange, and such other documents as we have deemed necessary to enable us to render this opinion.

We have assumed the authenticity of all documents presented to us as originals, the conformity to the originals of all photocopies which have been presented to us, and the authenticity of the originals of such latter documents. Except to the extent expressly set forth herein or as we otherwise believe to be necessary to our opinion, we have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below.

We are members of the Bar of the State of Israel, we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel as the same are in force on the date hereof and we have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction. In addition, we express no opinion as to any documents, agreements or arrangements other than those subject to the laws of the State of Israel, if any.

Based on the foregoing, and subject to the qualifications and limitations stated in this letter, we are of the opinion that:

1. The Offered Shares underlying the Offered ADSs are duly authorized and, when issued in accordance with the Purchase Agreement, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any pre-emptive or similar rights of the holders of other securities of the Company under Israeli law or the Company's Articles of Association.

2. The issuance and delivery of the Offered Shares, the Offered ADSs will not violate the Company’s Articles of Association or similar organizational documents or any laws or regulations in the State of Israel or require any consents or approvals of any governmental or regulatory authority in the State of Israel that have not been obtained and are not in full force and effect.

3. No taxes or governmental charges are payable in Israel in connection with the issuance or delivery of the Offered Shares and the Offered ADSs.

This opinion is furnished to you solely in connection with the transactions referenced in the first paragraph of this letter and is not to be used, circulated, quoted or otherwise referred to for any other purpose or relied upon by any other person without our express prior written permission. Notwithstanding the foregoing, you may furnish a copy of this letter without our prior consent (a) if required by any applicable law or regulation, (b) to any regulatory authority having jurisdiction over you if required by such authority, (c) to your professional advisors, directors, officers, and employees, or (d) in connection with any actual or threatened claim against you relating to the issuance of the Offered ADSs if required to assist you in establishing defenses under applicable securities laws, it being understood and agreed that we assume no duty or liability whatsoever to any person who is furnished this letter in accordance with this sentence and that no such person shall be entitled to rely on this letter in any manner as a result of being furnished this letter or for any other reason. We assume no obligation to inform you of any facts, circumstances, events or changes in the law as may hereafter be brought to our attention that may alter, affect or modify the opinions expressed herein. This opinion is based solely on Israeli law and facts existing as of the date hereof. We make no undertaking to supplement this opinion after the date hereof.

Very truly yours,

Doron, Tikotzky, Kantor, Gutman, Amit Gross & Co.

Advocates and Notaries

* Member of the New York State Bar ** Member of the Law Society in England & Wales *** Accredited by the consulate of France **** Honorary Consul Of The Republic Of Poland (ret.)	mail@dtkgg.com www.dtkgg.com

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